Exhibit 99.5

From:	Kyle P. Bransfield

1425 Brickell Ave., #57B

Miami, FL 33131

To:	Procaps Group, S.A.

9 rue de Bitbourg, L-1273

R.C.S. Luxembourg: B253360

Grand Duchy of Luxembourg

(“Procaps”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by Procaps of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Procaps in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Miami, Florida on June 18, 2021.

/s/ Kyle. P Bransfield
By: Kyle P. Bransfield